Exhibit 99.1
5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
ZILA REPORTS FISCAL 2008 SECOND QUARTER FINANCIAL RESULTS
- Sixth Consecutive Quarter of ViziLite® Plus Revenue Growth -
PHOENIX — March 11, 2008 — Zila, Inc. (Nasdaq:ZILA) today reported financial results for its 2008 second quarter ended on January 31, 2008. For all periods presented, financial results exclude results of operations for businesses divested during fiscal 2007, which are now accounted for as discontinued operations. Zila divested its nutraceuticals business unit and Peridex® brand in the fiscal 2007 first quarter and fourth quarter, respectively. In addition, the company completed the acquisition of Pro-Dentec in November 2006. Accordingly, fiscal 2007 second quarter financial results include only two months of Pro-Dentec’s results of operations.
Fiscal 2008 Second Quarter Results
— Net revenues increased 47% to $10.5 million compared with net revenues of $7.1 million for the second quarter of fiscal 2007. Sales of ViziLite® Plus grew 136% to $3.2 million from the second quarter of fiscal 2007 and grew 5% from the fiscal 2008 first quarter. Combined sales of the company’s other products grew 26% to $7.3 million from the fiscal 2007 second quarter.
— Gross profit grew to $6.2 million, or 60% of net revenues, from $4.1 million, or 58% of net revenues, in the second quarter of fiscal 2007, due to higher sales of ViziLite® Plus, which the company began marketing directly to dental offices in the fiscal 2007 second quarter.
— Marketing and selling expense increased to $5.2 million compared with $3.6 million in the second quarter of fiscal 2007 due to additions to the direct sales force and expanded marketing programs.
— General and administrative expense was $3.1 million compared with $3.8 million for the second quarter of fiscal 2007. The decrease reflects cost cutting initiatives implemented in the fourth quarter of fiscal 2007 and lower stock-based compensation expense, offset by incremental costs related to the acquisition of Pro-Dentec.
— Research and development (R&D) expense, comprised primarily of costs associated with the OraTest® regulatory program, was $800,000 compared with $1.8 million for the second quarter of fiscal 2007. In the first quarter of fiscal 2008, the company closed enrollment in the OraTest® clinical trial and reduced expenditures for the regulatory program.
— Loss from continuing operations narrowed to $4.6 million, or $0.08 per common share, compared with a loss from continuing operations of $6.4 million, or $0.12 per common share, for the second quarter of fiscal 2007.
— Cash and cash equivalents at January 31, 2008 were $5.9 million compared with $14.9 million at July 31, 2007. The decrease over the first six months of fiscal 2008 reflects cash used in operations of $6.7 million, the repurchase of $1.4 million of common stock and warrants related to the restructuring of the company’s senior convertible note, $100,000 of principal payments on long-term debt and $800,000 for investing activities, primarily related to capital expenditures for new systems and equipment. Working capital was $8.3 million at January 31, 2008 compared with $14.3 million at July 31, 2007.
— The company’s EBITDA debt covenants, which will apply for the quarters ended July 31 and October 31,

2008, may require it to scale back or eliminate a number of ongoing or planned programs in an effort to reduce expenses. Failure to successfully execute upon these and other strategies may raise substantial doubt about the company’s ability to continue as a going concern. For a fuller discussion of the above matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2008.
Recent Business Growth Initiatives
— In November 2007, the company launched ViziLite® Plus in Canada at the Toronto Academy of Dentistry Winter Meeting, marking the initial launch of ViziLite® Plus outside the United States and the beginning of a multi-national expansion effort.
— In December 2007, the U.S. Department of Veterans Affairs awarded the company a five-year contract to market ViziLite® Plus to all 58 Veterans Administration dental clinics and all 154 Department of Defense dental clinics.
—In March 2008, the company announced its plans to launch ViziLite® Plus in the United Kingdom at the British Dental Conference & Exhibition, the British Dental Association annual conference on May 1, 2008.
“We continue to be encouraged by dental professional and patient acceptance of ViziLite® Plus, as reflected in the continuing quarterly revenue increases,” said Frank J. Bellizzi, DMD, president of Zila Pharmaceuticals. “To capitalize on our continuing business growth, as well as provide an increased level of operating flexibility, we are making every effort to marshal the financial and human resources necessary to enable and sustain our growth and drive to profitability.”
Six Months Ended January 31, 2008
Net revenues increased 193% to $21.9 million compared with $7.5 million for the first six months of fiscal 2007. This growth was largely driven by increased ViziLite® Plus net revenues which resulted from selling directly to dental offices through the company’s national sales organization. Gross margin rose to 60% from 53% in the comparable period of fiscal 2007. Net loss attributable to common shareholders was $9.6 million, or $0.16 per share, compared with net loss attributable to common shareholders of $6.4 million, or $0.13 per share, in the year ago period. Financial results in the prior year period include an $11 million pre-tax gain from the sale of the company’s Nutraceuticals Business Unit, offset by expenses related to the company’s BDCF Credit Facility including the non-cash loss of $3.8 million for the write-off of unamortized debt financing costs and debt discount upon the repayments of the BDCF Credit Facility and the Industrial Revenue Bonds.
Conference Call Dial-In Information
The Company will host a teleconference and webcast, which is scheduled to begin at 1:30 p.m. PT (4:30 p.m. ET) on March 11, 2008.
To participate in the teleconference, please call toll-free by dialing (866) 250-3615 (domestic) or (303) 262-2142 (international) approximately 10 minutes prior to the above start time. The conference call may also be heard by interested parties through a live audio Internet broadcast by visiting the “Investors” in the “Investor Relations Home” section of Zila’s website, www.zila.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at the same website beginning shortly after the call. A telephonic replay will be available for approximately 48 hours following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11110484#.
About Zila, Inc.
Zila, Inc. is a fully integrated oral diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. ViziLite® Plus, the Company’s flagship product for the early detection of oral abnormalities that could lead to cancer, is the first and only adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rota-dent® Professional Powered Brush, the Pro-Select® Platinum ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities

Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely affect revenue, profitability, cash flows and capital needs. There can be no assurance that any forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2007 and Zila’s Form 10-Q for the quarter ended January 31,2008.
For more information about the Company and its products, please visit www.zila.com.
Contact:
Investors, Robert Jaffe of PondelWilkinson Inc., 310-279-5969
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FINANCIAL TABLES FOLLOW

ZILA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands — except for per share data)

	Three Months Ended January 31,		Six Months Ended January 31,
	2008	2007	2008	2007
Net revenues	$10,491	$7,149	$21,931	$7,489
Cost of products sold	4,245	3,026	8,826	3,527

Gross profit	6,246	4,123	13,105	3,962

Operating costs and expenses:
Marketing and selling	5,221	3,590	10,517	5,013
General and administrative	3,127	3,817	6,602	6,885
Research and development	789	1,818	1,991	3,352
Depreciation and amortization	944	699	1,859	1,089

Loss from operations	(3,835)	(5,801)	(7,864)	(12,377)

Other income (expense):
Interest income	73	181	198	277
Interest expense	(801)	(791)	(1,567)	(5,602)
Derivative income (expense)	—	—	(24)	1,059
Other income (expense)	(26)	24	(3)	18

Other expense — net	(754)	(586)	(1,396)	(4,248)

Loss from continuing operations before income taxes	(4,589)	(6,387)	(9,260)	(16,625)
Income tax benefit (expense)	—	(55)	(12)	3,810

Loss from continuing operations	(4,589)	(6,442)	(9,272)	(12,815)

Income (loss) from discontinued operations	(146)	407	(319)	(711)
Gain (loss) on disposal of discontinued operations	—	(116)	—	10,994
Income tax expense	—	—	—	(3,877)

Total income (loss) from discontinued operations	(146)	291	(319)	6,406

Net loss	(4,735)	(6,151)	(9,591)	(6,409)
Preferred stock dividends	10	10	20	20

Net loss attributable to common shareholders	$(4,745)	$(6,161)	$(9,611)	$(6,429)

Basic and diluted net income (loss) per common share:
Loss from continuing operations	$(0.08)	$(0.12)	$(0.15)	$(0.25)
Income (loss) from discontinued operations	—	0.01	(0.01)	0.12

Net loss attributable to common shareholders	$(0.08)	$(0.11)	$(0.16)	$(0.13)

Weighted average common shares outstanding — basic and diluted	61,479	55,545	61,441	50,671

ZILA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	January 31,	July 31,
	2008	2007
	(Unaudited)
Current assets	$17,878	$24,854
Property and equipment — net	6,034	6,219
Goodwill and other intangible assets - net	30,326	31,610
Other assets	1,008	1,198

Total assets	$55,246	$63,881

Current liabilities	$9,606	$10,568
Long-term liabilities	8,120	7,334
Shareholders’ equity	37,520	45,979

Total liabilities and shareholders’ equity	$55,246	$63,881